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                                                                     EXHIBIT 8.1



                       [LETTERHEAD OF HALE AND DORR LLP]



                                                               December 19, 2001



DSET Corporation
1160 U.S. Highway 22 East
Bridgewater, NJ 08807



DSET Merger Corporation
1160 U.S. Highway 22 East
Bridgewater, NJ 08807



    Re: Merger pursuant to Agreement and Plan of Merger among DSET Corporation,
      DSET Merger Corporation, and ISPSoft Inc.



Ladies and Gentlemen:



    This opinion is being delivered to you in connection with the filing of a registration statement (the 'Registration Statement') on Form S-4, which includes the Joint Proxy Statement and Prospectus relating to the Agreement and Plan of Merger dated as of June 26, 2001, as amended (the 'Merger Agreement'), among DSET Corporation, a New Jersey corporation ('DSET'), DSET Merger Corporation, a New Jersey corporation and wholly owned subsidiary of DSET ('Acquisition Sub'), and ISPSoft Inc., a New Jersey corporation ('ISPSoft'). Pursuant to the Merger Agreement, Acquisition Sub will merge with and into ISPSoft (the 'First Step'), and then, immediately following and contingent upon the occurrence of the First Step, ISPSoft will merge with and into DSET (the 'Second Step', and, together with the First Step, the 'Merger'). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letters delivered to Hale and Dorr LLP by DSET and ISPSoft containing certain representations of DSET and ISPSoft relevant to this opinion (the 'Representation Letters'). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the 'Code').



    In our capacity as counsel to DSET and Acquisition Sub in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement, the Merger Agreement and the exhibits thereto, the Representation Letters, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.



    We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Merger will be consummated on the Closing Date pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and on the Closing Date will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein 'to the best of the knowledge and belief' (or similar qualification) of any person or party is, and on the Closing Date will be, true and complete without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations.



    In addition to the above assumptions, in rendering our opinion, we have made the following specific assumptions: (1) for federal income tax purposes, the Loans made to ISPSoft by DSET and any Additional Loans to be made to ISPSoft by DSET, as evidenced by the promissory notes issued, or to be issued, by ISPSoft to DSET with respect to the Loans and any Additional Loans,






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DSET Corporation
DSET Merger Corporation
December 19, 2001
Page 2


are valid indebtedness of ISPSoft, the proceeds of which will be paid to creditors in connection with the Merger, which indebtedness, upon consummation of the Merger, will be assumed by DSET (and which indebtedness will be repaid to DSET in the event the Merger is not consummated); (2) DSET will adjust the merger consideration to be payable in DSET common stock as required by Section
1.14 of the Merger Agreement, if applicable; (3) the fair market value of one share of DSET common stock on the Closing Date will be no less than $1.00; (4) the aggregate fair market value of the DSET common stock receivable by the ISPSoft shareholders, both as of the Closing Date and after accounting for any post-closing issuances of merger consideration pursuant to Section 1.11 of the Merger Agreement or otherwise, in exchange for ISPSoft stock will be equal to or greater than forty-five percent (45%) of the total merger consideration to be received by the ISPSoft shareholders with respect to their holdings of ISPSoft stock or instruments that are treated as ISPSoft equity for federal income tax purposes; (5) for federal income tax purposes, other than indebtedness relating to the notes payable of ISPSoft described in Section 1.10 of the Merger Agreement, with respect to which we have made no assumptions, (i) all indebtedness on the financial statements of ISPSoft is valid indebtedness, (ii) no outstanding indebtedness of DSET or ISPSoft has or will represent equity, and
(iii) no outstanding equity of DSET or ISPSoft has or will represent indebtedness; (6) no outstanding security, instrument, agreement, or arrangement that provides for, contains, or represents either a right to acquire ISPSoft stock (or to share in the appreciation thereof) constitutes or will constitute 'stock' for purposes of Section 368; (7) the total merger consideration payable by DSET to ISPSoft shareholders will not be reduced pursuant to Section 1.12 of the Merger Agreement; (8) the ISPSoft shareholders do not, and will not on or before the Closing Date, have an existing plan or intent to dispose of an amount of DSET stock to be received in the Merger (or to dispose of ISPSoft stock in anticipation of the Merger) such that the shareholders of ISPSoft will not receive and retain a meaningful continuing equity ownership in DSET that is sufficient to satisfy the continuity of interest requirement as specified in Treasury Regulation Section 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions; (9) none of the Escrow Shares will be returned to DSET; and (10) no ISPSoft shareholder guaranteed any ISPSoft indebtedness outstanding during the period immediately prior to the Merger.



    The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the 'IRS') as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Closing Date, or at any other time, or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the Closing Date in the application or interpretation of the income tax laws of the United States. Because this opinion is being delivered prior to the Closing Date of the Merger, it must be considered prospective and dependent on future events.



    Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.



    This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of ISPSoft that are subject to special tax rules, and we express no opinion regarding the tax consequences of the Merger arising in connection with the ownership of options or warrants for ISPSoft stock.






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DSET Corporation
DSET Merger Corporation
December 19, 2001
Page 3



    On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the following opinion (subject to the qualifications set forth immediately following the numbered paragraphs):



        1. The Merger more likely than not will constitute a reorganization within the meaning of Section 368(a); and



        2. The discussion under the section 'Material United States Federal Income Tax Considerations' in the Registration Statement, subject to the limitations, qualifications, and assumptions described therein, sets forth the material United States federal income tax consequences of the Merger to the ISPSoft shareholders.



    Notwithstanding the foregoing, you should be aware that some attributes of the Merger Agreement do not comply in all respects with certain IRS guidelines for the issuance of advance letter rulings regarding the tax consequences of transactions intended to qualify as reorganizations under Section 368(a). Although the IRS has specifically indicated that such guidelines are only applicable for purposes of obtaining advance letter rulings and do not necessarily constitute substantive rules of law, there can be no assurances that the IRS will not attempt to assert the guidelines as substantive legal requirements. If the IRS were to make such an attempt, it is our opinion that it more likely than not would fail. Nevertheless, no assurances can be given that any such IRS attempt would not be successful. If such an attempt were successful, then some (or, in certain cases, all) of the conclusions set forth in the foregoing numbered paragraphs would be inapplicable.



    No opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.



    This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                          Very truly yours,



                                                  /s/ HALE AND DORR LLP
                                           .....................................
                                                    HALE AND DORR LLP